EXHIBIT 21

STELLENT, INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Stellent AB	Sweden	100%
Stellent Asia Pty. Limited	Australia	100%
Stellent B.V.	Netherlands	100%
Stellent Holding B.V. Company	Netherlands	100%
Stellent Canada Ltd	Canada	100%
Stellent Chicago, Inc	Illinois	100%
Stellent Chicago Sales, Inc	Minnesota	100%
Stellent Colorado Springs, Inc	Delaware	100%
Stellent GmbH	Germany	100%
Stellent Japan K.K	Japan	100%
Stellent Information Systems Company Limited	Korea	100%
Stellent Limited	United Kingdom	100%
Stellent, S.A. De C.V.	Mexico	100%
Stellent Sales, Inc	Minnesota	100%
Stellent S.A.R.L	France	100%
Stellent Iberica, S.L.	Spain	100%
Stellent Software Limited	United Kingdom	100%
Stellent S.R.L.	Italy	100%
IntranetSolutions International Limited	United Kingdom	100%
Optika Imaging Systems Europe LTD	United Kingdom	100%
Optika Imaging Systems LTD	United Kingdom	100%
TEAMworks Technologies	Massachusetts	100%
Optika Asia Inc.	Delaware	100%
Optika Imaging Systems GmbH	Germany	100%
Optika Information Systems, Ltda	Brazil	100%
Optika Technologies Inc	Delaware	100%
Stellent Singapore Pte. Ltd.	Singapore	100%